Exhibit 99.2

OPNET Announces Special Dividend

November Dividend Set at $0.75 Per Share

BETHESDA, MD—November 3, 2010—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for IT Service Assurance, today announced that its Board of Directors has approved a one-time special dividend in the amount of $0.75 per share, which will be paid on November 30, 2010 to stockholders of record on November 14, 2010.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “The decision to pay a special dividend reflects our history of generating cash from operations, our strong balance sheet, and our confidence in our long term growth prospects. This payout will not affect our long-standing commitment to invest in innovation, and is not expected to alter our previously announced plan to issue a quarterly dividend.”

Mr. Cohen continued, “We believe that our success transitioning the company into a leading provider of IT Service Assurance solutions, and particularly our success in the application and network performance management markets, has increased our ability to generate operating cash flow and long term profitability.”

The declaration of cash dividends in the future, as well as the amount of any such dividend, is subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company’s future financial performance and its available cash resources, its cash requirements, and its requirements for alternative uses of cash.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of solutions for IT Service Assurance. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including expected cash dividends, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. Factors that may cause OPNET’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in OPNET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the Securities and Exchange Commission on June 4, 2010. The risk factors set forth in the Company’s Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:

Carolyn Humphrey	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com